Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-167458
March 6, 2012

PUBLIC STORAGE
17,000,000 DEPOSITARY SHARES
EACH REPRESENTING 1/1000 OF A 5.750% CUMULATIVE
PREFERRED SHARE OF BENEFICIAL INTEREST, SERIES T

Final Term Sheet

Issuer:	Public Storage (PSA)

Security:	Depositary Shares Each Representing 1/1000 of a 5.750% Cumulative Preferred Share of Beneficial Interest, Series T

Size:	17,000,000 depositary shares

Over-allotment Option:	2,550,000 depositary shares at $25.00 per depositary share

Type of Security:	SEC Registered - Registration Statement No. 333-167458

Public Offering Price:	$25.00 per depositary share; $425,000,000 total (not including over-allotment option)

Underwriting Discounts:	$0.7875 per share for Retail Orders; $11,532,150 total; and $0.50 per share for Institutional Orders; $1,178,000 total

Proceeds to the Company, before expenses:	$412,289,850 total

Estimated Company Expenses:	$800,000, other than the underwriting discount

Use of Proceeds:
We expect to use the net proceeds, together with cash on hand, to redeem our  depositary shares representing interests in our 6.625% Cumulative Preferred Shares, Series M at $25.00 per share, for a total redemption price of approximately $476.6 million, plus the accrued and unpaid dividends.

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Underwriting:

Number of Firm Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,718,750
Morgan Stanley & Co. LLC	3,718,750
UBS Securities LLC	3,718,750
Wells Fargo Securities, LLC	3,718,750
Credit Suisse Securities (USA) LLC	127,500
Deutsche Bank Securities Inc.	127,500
J.P. Morgan Securities LLC	127,500
Janney Montgomery Scott LLC	127,500
Morgan Keegan & Company, Inc.	127,500
Oppenheimer & Co. Inc.	127,500
Pershing LLC	127,500
Raymond James & Associates, Inc.	127,500
RBC Dain Rauscher Inc.	127,500
Robert W. Baird & Co. Incorporated	127,500
Stifel, Nicolaus & Company, Incorporated	127,500
Advisors Asset Management	42,500
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	42,500
B.C. Ziegler and Company	42,500
Boenning & Scattergood, Inc.	42,500
C.L. King & Associates, Inc.	42,500
City Securities Corporation	42,500
D.A. Davidson & Co.	42,500
Davenport & Company LLC	42,500
HRC Investment Services, Inc.	42,500
J.J.B. Hilliard, WL Lyons LLC	42,500
Keefe, Bruyette & Woods, Inc.	42,500
KeyBanc Capital Markets Inc.	42,500
Mesirow Financial, Inc.	42,500
Sterne, Agee & Leach, Inc.	42,500
Synovus Securities, Inc.	42,500
Wedbush Securities Inc.	42,500
William Blair & Company, LLC	42,500

Distribution Rights:	5.750% of the liquidation preference per annum; Distributions begin on June 30, 2012 (prorated from the settlement date)

Redemption:	The depositary shares may not be redeemed until on or after March 13, 2017, except in order to preserve our status as a real estate investment trust.

Trade Date:	March 6, 2012

Settlement Date:	March 13, 2012 (T+5)

Selling Concession:	$0.50/depositary share for Retail Orders; $0.30/depositary share for Institutional Orders

Reallowance to other dealers:	$0.45/depositary share for Retail Orders

CUSIP Number:	74460W404

ISIN Number:	US74460W4042

Change to the “Prospectus Supplement Summary—Recent Developments” section in the Preliminary Prospectus Supplement:

The following paragraph is added under the heading “Prospectus Supplement Summary – Recent Developments” in the Preliminary Prospectus Supplement:

On March 5, 2012, we announced we are calling for redemption all of our outstanding 6.625% Cumulative Preferred Shares, Series M.  The redemption will occur on April 11, 2012.  The aggregate redemption amount to be paid to all holders of the depositary shares, before payment of accrued dividends, is approximately $476.6 million.

The Issuer has filed a registration statement (including a prospectus with the SEC) and prospectus supplement for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or prospectus supplement if you request it by calling (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free 1-800-294-1322; (ii) Morgan Stanley & Co. LLC toll-free 1-866-718-1649; (iii) UBS Securities LLC toll-free 1-877-827-6444, ext. 561-3884; or (iv) Wells Fargo Securities, LLC toll-free 1-800-326-5897.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.